Exhibit 10.2

AMENDMENT TO SEPARATION AGREEMENT

This Amendment to the Separation Agreement (this "Amendment") is effective as of the 1st day of January, 2016, between Enzon Pharmaceuticals, Inc., a Delaware corporation, with offices in Piscataway, New Jersey (the "Company"), and Andrew Rackear (the “Executive").

BACKGROUND

A.           This Amendment constitutes the amended agreement between the Company and the Executive concerning certain terms set forth in the Separation Agreement entered into between the Company and the Executive dated September 27, 2013 (the “Separation Agreement”).

B.           The Company desires to continue to ensure that it can rely on the continued services of the Executive to assist with a transition in the business of the Company, in order to avoid potentially material liabilities, obligations or losses that might arise from such transition if the Company is not able to rely on employees who have experience with the operations of the Company.

C.           The Executive desires to continue to assure himself of financial support following the termination of his employment with the Company.

TERMS

In consideration of the foregoing premises and for other good and valuable consideration, the Company and Executive agree as follows:

1.   The fee set forth in paragrapgh 5 of the Separation Agreement is changed from $250 per hour to $285 per hour.

2.   All other terms and conditions shall remain the same.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

ENZON PHARMACEUTICALS, INC.

/s/ Jennifer McNealey
By: Jennifer McNealey
Dated:

/s/ Andrew Rackear
ANDREW RACKEAR
Dated: